Retirement Plan for Directors
                             of
              Standard Microsystems Corporation


          1. Each person who shall serve as a director of Standard Microsystems Corporation on or after October 1, 1992, shall be entitled to retire pursuant to this Plan. A director who proposes so to retire shall effect such retirement by giving notice of his retirement to the Secretary of the corporation. Such retirement shall be effective on the date specified in such notice or, if no date is so specified, on the date of delivery of his notice to the Secretary.
          2. Commencing with the first day of the calendar quarter immediately following the retirement of a director pursuant to this Plan, the corporation will pay such director an amount equal to one-fourth of the annual director's retainer in effect for such director at the effective date of such retirement. The annual retainer is the director's fee for one year regularly payable to a director by the corporation, inclusive of any amount payable by reason of service on a committee of the Board, but exclusive of all meeting fees and reimbursement for expenses of attendance at meetings of directors. Subject to paragraph 3, the payment just specified shall be repeated on the first day of each subsequent calendar quarter for a period of ten years (forty payments in the aggregate) but not longer than the period during which the retiring director shall have received director's fees for service as a director, at the effective date of his retirement.
          3.   In the event of the death of a retired
director, the retirement benefit specified in paragraph 2 shall be paid to the surviving spouse of the retired director, commencing with the first day of the calendar quarter next following his death. Payment shall be made at the same rate as prevailed prior to such death, except that such payments shall continue only through one-half of the remaining period during which the director would have received payments, had he survived. In the event of the death of a director prior to retirement, payments shall be made as if he had retired on the date of his death. If the director is not survived by a spouse or, upon the death of such surviving spouse, payments hereunder shall terminate.
          4. No person shall be nominated as a director for a three-year term if he shall have attained the age of 73, on or before the date of the annual meeting at which the nomination would be presented. A director who is not reelected as such at the expiration of his term shall be deemed to have retired at that time.
          5. During the year following the effective date of a director's retirement, the retired director shall be invited to attend each Board meeting as a consultant and shall be reimbursed for the reasonable expenses incurred in connection with such attendance together with an amount equal to the meeting fee then being paid to directors.
          6. A person who may qualify for benefits under both this Plan and the Executive Retirement Plan of Standard Microsystems Corporation shall elect benefits under one of such plans in lieu of benefits under the other. Such election shall be effected by filing a notice thereof with the Secretary of the corporation.
          7. The Board, in its sole discretion, may amend or terminate the Plan at any time and from time to time; provided, however, that no plan amendment or termination shall, without the consent of the affected director, reduce or eliminate any benefit theretofore accrued.